Exhibit 10.6

NATIVE AMERICAN ENERGY GROUP

__________, 20__

Re:  Conversion of Promissory Note Debt to Common Stock

Dear __________:

You are the Holder of one Non-Negotiable Promissory Note, dated ___________, _____, in the principal amount of $_______ plus $________ in interest (the "Note"), due from Native American Energy Group, Inc. (the "Company") for a total balance of $_______ due as of __________, 20__.

In order to enable the Company to resolve the amount due and owing, the Company is willing to allow _________________ to convert the amount owed from the Note to a total of _________________________ shares (______) of common stock of the Company, in full satisfaction of the Note and all other monies due to -----------------------------., from the Company. The conversion price of the debt is $____ per share ($_____/ $_____ per share equals ______ shares). Fractional shares are to receive one full share.

The following, if accepted by ________________ shall constitute our agreement, whereby____________ agrees to waive all claims it may have against the Company arising out of the debt for payment, or otherwise, and full settlement of the issues therein.

We agree as follows:

1.	The Company shall immediately issue and deliver an aggregate of _____________________ shares (_______) shares of its common stock, $0.001 par value (the "Settling Shares");

2.
Such Settling Shares are to be issued with a restrictive legend, but for the purposes of the holding period per Rule 144 under the Securities Act of 1933, as amended, the Company acknowledges that the original date of issuance is the date of incurring the Debt which is ___________, 20__;

3.
It is acknowledged that the Settling Shares may become free trading with the issuance of a Legal Opinion of Counsel as to their tradability under Rule 144, inasmuch as the tacking period that applies is over one (1) year from the date of issuance;

108-18 Queens Blvd  Forest Hills  NY  11375
www.nativeamericanenergy.com
(718) 408-2323   Fax: (718) 793-4034

4.	The execution by __________________ of this Agreement shall be sufficient written consent as to the cancellation of the Note and the entire debt;

5.	This Agreement shall be interpreted under the laws of the State of New York.

6.
The Agreement represents the entire agreement between the parties and supersedes all prior agreements, promises, understandings, letters of intent, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party hereto or any related or unrelated party;

7.	As used herein, the term party or parties shall include their respective successors in interest, licensees or assigns;

8.
Each person who signs this Agreement on behalf of a corporation represents and warrants that he/she has full and complete authority to execute this Agreement on behalf of such corporation.  The undersigned acknowledge that this Agreement and the terms contained herein have been approved by the Company's Board of Directors.  Each party shall bear the fees and expenses of its counsel and its out-of-pocket costs in connection with this Agreement.  The Company shall bear the cost of the issuance and delivery of such Settling shares, including any applicable legal or transfer fees;

9.	The Agreement may be executed in one or more counterparts, which together shall be deemed one instrument.

Please indicate your acceptance of the above by signing and returning a copy of this Agreement.

Very truly yours,

Joseph D’Arrigo – President
Native American Energy Group, Inc

Accepted and Agreed this ____ day of __________, 20__.

By: